UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2009

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Shareholder Rights Agreement

In connection with the closing of the sale of Series E Preferred Stock described below, we entered into a Third Amendment to the Shareholder Rights Agreement dated July 30, 2009 between us and American Stock Transfer and Trust Company, as rights agent, further amending the Shareholder Rights Agreement dated May 31, 2001 between us and the rights agent. The amendment exempts LFB’s acquisition from us of shares of our Series E Convertible Preferred Stock so that the acquisition does not trigger the exercisability of the preferred stock purchase rights pursuant to the Shareholder Rights Agreement.

The foregoing description of the amendment to the Shareholder Rights Agreement is subject to, and qualified in its entirety by reference to, the full text of the amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

On July 31, 2009 we completed the closing of the transactions under our securities purchase agreement with LFB Biotechnologies S.A.S., or LFB, dated June 18, 2009, previously reported in our Current Report on Form 8-K filed with the SEC on June 19, 2009. At the closing, we issued to LFB 12,000 shares of our newly-designated Series E-1 10% Convertible Preferred Stock and 13,500 shares of our newly-designated Series E-2 10% Convertible Preferred Stock for payment to us of approximately $8.3 million cash and conversion of the $4.5 million convertible promissory note issued to LFB on June 18, 2009. The Series E-1 Convertible Preferred Stock is convertible into 4,562,738 shares of our common stock at a conversion price of $2.63 per share and the Series E-2 Convertible Preferred Stock is convertible into 6,305,437 shares of our common stock at a conversion price of $2.2368. If LFB were to fully convert all of its Series E and Series D convertible preferred stock, fully convert its $15M convertible note and exercise in full its warrant holdings, LFB would hold 19,782,550 shares of our common stock, or 70.1% of our shares outstanding. For more information regarding the terms and conditions of the Series E Preferred Stock and the purchase of such stock by LFB, please see our June 18, 2009 8-K.

The Series E Preferred Stock was issued to LFB in reliance on the exemption from registration provided under the provisions of Section 4(2) of the Securities Act (and the regulations promulgated thereunder, including Regulation D) relating to sales by an issuer not involving a public offering. LFB has represented to us in the securities purchase agreement that it is acquiring the shares of Series E Preferred Stock and the shares of common stock issuable upon conversion thereof for investment and not for distribution, that it can bear the risks of the investment and that it has had an opportunity to ask questions of, and receive answers from, us regarding the terms and conditions of the offering.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 3.01 is incorporated herein by this reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported in our June 19, 2009 8-K, our Board of Directors approved an amendment to our Restated Articles of Organization which provided for the designation of (i) 18,000 shares of authorized and unissued Preferred Stock as shares of “Series E-1 10% Convertible Preferred Stock” and (ii) 27,000 shares of our authorized and unissued Preferred Stock as shares of “Series E-2 10%

Convertible Preferred Stock.” Each share of Series E Preferred Stock is convertible into fully paid and nonassessable shares of our common stock. Prior to this amendment, no such series of stock existed. The amendment to GTC’s Restated Articles of Organization to designate these two new classes of Series E Preferred Stock was filed with the Massachusetts Secretary of the Commonwealth and became effective on July 30, 2009. The full text of the amendment to our Restated Articles of Organization is filed as Exhibit 3.1 to this report and incorporated herein by this reference.

Item 8.01	Other Events.

On July 30, 2009, we held a special meeting of shareholders. The following table sets forth the results of voting of our shareholders of common stock and Series D Preferred Stock, voting on an as-converted basis, on the proposal submitted at the meeting to our shareholders:

Proposal	“For”	“Against”	“Abstain”
Proposal to approve the issuance of Series E-1 10% Convertible Preferred Stock and Series E-2 10% Convertible Preferred Stock to LFB Biotechnologies S.A.S. pursuant to the Securities Purchase Agreement between GTC and LFB	5,409,410	339,192	72,036

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Articles of Amendment to the Restated Articles of Organization of GTC Biotherapeutics, Inc., as filed with the Secretary of the Commonwealth of Massachusetts on July 30, 2009.

4.1	Third Amendment to Shareholder Rights Agreement dated as of July 30, 2009 between GTC Biotherapeutics, Inc. and American Stock Transfer and Trust Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: July 31, 2009	By:	/s/ John B. Green
John B. Green
Treasurer, Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment to the Restated Articles of Organization of GTC Biotherapeutics, Inc., as filed with the Secretary of the Commonwealth of Massachusetts on July 30, 2009.

4.1	Third Amendment to Shareholder Rights Agreement dated as of July 30, 2009 between GTC Biotherapeutics, Inc. and American Stock Transfer and Trust Company.